Term sheet No. 548J To prospectus dated October 10, 2006, prospectus supplement dated November 13, 2006, underlying supplement 17 dated August 11, 2008 and product supplement J dated June 27, 2008	Registration Statement No. 333-137902 Dated October 31, 2008; Rule 433

Deutsche Bank AG, London Branch

Capped Buffered Underlying Securities (BUyS) Linked to the iShares® MSCI EAFE® Index Fund due November 25*, 2011

General

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Capped Buffered Underlying Securities (BUyS) Linked to the iShares® MSCI EAFE® Index Fund due November 25*, 2011 (the “BUyS”) are designed for investors who seek a return of 200% of the appreciation, if any, of the iShares® MSCI EAFE® Index Fund (the “Index Fund”) at maturity, up to an Index Fund Return Cap (as defined below) of between 47% and 56% (to be determined on the Trade Date). Investors should be willing to forgo coupon and dividend payments during the term of the BUyS and to lose up to 90% of their initial investment, subject to the credit of the issuer, if the Index Fund declines.

•	Senior unsecured obligations of Deutsche Bank AG due on or about November 25*, 2011.
•	Denominations of $1,000 and minimum initial investments of $1,000.
•	The BUyS are expected to price on or about November 21*, 2008 and are expected to settle three business days later on or about November 26*, 2008 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch.

Rating:

Moody’s Investors Service Ltd has assigned a rating of Aa1 and Standard & Poor’s has assigned a rating of AA- to notes, such as the BUyS offered hereby, issued under Deutsche Bank AG’s Global Notes Program, Series A.†

Index Fund:	iShares® MSCI EAFE® Index Fund

Issue Price:	100% of the face amount.

Payment at Maturity:	•

If the Final Level is greater than or equal to the Initial Level, you will receive a cash payment per $1,000 face amount of BUyS that provides you with a return on your investment equal to the Index Fund Return, subject to the Index Fund Return Cap, multiplied by the Participation Rate, subject to the Maximum Return. Accordingly, subject to the Maximum Return, your payment at maturity per $1,000 face amount will be calculated as follows:

$1,000 + ($1,000 x Index Fund Return x Participation Rate)

•	If the Final Level declines from the Initial Level, and such decline is equal to or less than the Buffer Level, you will receive a cash payment of $1,000 per $1,000 face amount.

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If the Final Level declines from the Initial Level, and such decline is greater than the Buffer Level, you will lose 1% of the face amount of your BUyS for every 1% that the Final Level declines from the Initial Level beyond the Buffer Level. Accordingly, if the Final Level declines from the Initial Level beyond the Buffer Level, your payment at maturity per $1,000 face amount will be calculated as follows:

$1,000 + [$1,000 × (Index Fund Return + Buffer Level)]

If the Final Level declines from the Initial Level by more than the Buffer Level, you could lose up to $900 per $1,000 face amount of BUyS.

Index Fund Return:	Subject to the Index Fund Return Cap, the Index Fund Return, expressed as a percentage, will equal:

Final Level – Initial Level

Initial Level

Initial Level:	The Index Fund closing level (expressed as the closing price per share of the Index Fund) on the Trade Date.

Final Level:	The Index Fund closing level (expressed as the closing price per share of the Index Fund) on the Final Valuation Date times the Share Adjustment Factor.

Buffer Level:	10%

Participation Rate:	200% upside participation

Index Fund Return Cap:	47% – 56% (to be determined on the Trade Date)

Maximum Return:	94% – 112% (equal to the Participation Rate multiplied by the Index Fund Return Cap, which will be determined on the Trade Date)

Share Adjustment Factor:	Initially 1.0, subject to adjustment for certain actions affecting the Index Fund. See “Description of Securities—Anti-dilution Adjustments for Funds” in the accompanying product supplement.

Trade Date:	November 21*, 2008

Final Valuation Date:	November 21*, 2011, subject to postponement as described under “Description of Securities—Adjustment to Valuation Dates and Payment Dates” in the accompanying product supplement.

Maturity Date:	November 25*, 2011, subject to postponement as described under “Description of Securities—Adjustment to Valuation Dates and Payment Dates” in the accompanying product supplement.

CUSIP:	2515A0 UC 5

ISIN:	US2515A0UC51

*

Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date may be changed so that the stated term of the BUyS remains the same.

†

A credit rating is not a recommendation to buy, sell, or hold the BUyS, and may be subject to revision or withdrawal at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to notes issued under Deutsche Bank AG’s Global Notes Program Series A does not enhance, affect or address the likely performance of the BUyS other than the ability of the Issuer to meet its obligations.

Investing in the BUyS involves a number of risks. See “Risk Factors” beginning on page 6 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-5 of this term sheet.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the BUyS or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$	$	$
Total	$	$	$
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this term sheet

The BUyS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

ADDITIONAL TERMS SPECIFIC TO THE BUYS

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You should read this term sheet together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these BUyS are a part, and the more detailed information contained in product supplement J dated June 27, 2008 and underlying supplement 17 dated August 11, 2008. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement J dated June 27, 2008:

http://www.sec.gov/Archives/edgar/data/1159508/000119312508142391/d424b21.pdf

•	Underlying supplement 17 dated August 11, 2008

http://www.sec.gov/Archives/edgar/data/1159508/000119312508173702/d424b21.pdf

•	Prospectus supplement dated November 13, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the BUyS and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the BUyS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the BUyS.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the BUyS at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the BUyS prior to their issuance. We will notify you in the event of any changes to the terms of the BUyS, and you will be asked to accept such changes in connection with your purchase of any BUyS. You may also choose to reject such changes, in which case we may reject your offer to purchase the BUyS.

What is the Payment Amount on the BUyS at Maturity Assuming a Range of Performance for the Index Fund?

The table below illustrates the payment at maturity per BUyS face amount for a hypothetical range of performance for the Index Fund from -100.00% to +100.00% and assumes a Participation Rate of 200%, a Buffer Level of 10%, an Index Fund Return Cap of 51.50%, a Maximum Return of 103% and an Initial Level of 44 (the actual Index Fund Return Cap, Maximum Return and Initial Level will be determined on the Trade Date). The following results are based solely on the hypothetical example cited. You should consider carefully whether the BUyS are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Level	Percentage Change in Index Fund	Index Fund Return (%)	Payment at Maturity ($)	Return on BUyS (%)
88.00	100.00%	51.50%	$2,030.00	103.00%
77.00	75.00%	51.50%	$2,030.00	103.00%
66.66	51.50%	51.50%	$2,030.00	103.00%
66.00	50.00%	50.00%	$2,000.00	100.00%
61.60	40.00%	40.00%	$1,800.00	80.00%
55.00	25.00%	25.00%	$1,500.00	50.00%
48.40	10.00%	10.00%	$1,200.00	20.00%
44.88	2.00%	2.00%	$1,040.00	4.00%
44.44	1.00%	1.00%	$1,020.00	2.00%
44.00	0.00%	0.00%	$1,000.00	0.00%
43.56	-1.00%	-1.00%	$1,000.00	0.00%
43.12	-2.00%	-2.00%	$1,000.00	0.00%
39.60	-10.00%	-10.00%	$1,000.00	0.00%
37.40	-15.00%	-15.00%	$950.00	-5.00%
35.20	-20.00%	-20.00%	$900.00	-10.00%
30.80	-30.00%	-30.00%	$800.00	-20.00%
22.00	-50.00%	-50.00%	$600.00	-40.00%
11.00	-75.00%	-75.00%	$350.00	-65.00%
0.00	-100.00%	-100.00%	$100.00	-90.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated.

Example 1: The level of the Index Fund increases from the Initial Level of 44 to the Final Level of 48.40. Because the percentage change of 10% is less than the Index Fund Return Cap of 51.50%, the investor receives a payment at maturity of $1,200.00 per BUyS face amount calculated as follows:

Payment at maturity = $1,000.00 + ($1,000.00 x 10% x 200%) = $1,200.00

Example 2: The level of the Index Fund increases from the Initial Level of 44 to a Final Level of 77.00. Because the Index Fund percentage change of 75% is greater than the Index Fund Return Cap of 51.50%, the investor receives a payment at maturity of $2,030.00 per $1,000.00 BUyS face amount, the maximum payment on the BUyS.

Payment at maturity = $1,000.00 + ($1,000.00 x 103%) = $2,030.00

Example 3: The level of the Index Fund declines from the Initial Level of 44 to the Final Level of 43.12. Because the 2% decline in the Index Fund from the Initial Level of 44 to the Final Level of 43.12 does not exceed the Buffer Level of 10%, the investor receives a payment at maturity of $1,000.00 per BUyS face amount.

Payment at maturity = $1,000.00

Example 4: The level of the Index Fund declines from the Initial Level of 44 to the Final Level of 30.80. Because the 30% decline in the Index Fund from the Initial Level of 44 to the Final Level of 30.80 exceeds the Buffer Level of 10%, the investor receives a payment at maturity of $800.00 per BUyS face amount calculated as follows:

Payment at maturity = $1,000.00 + [$1,000.00 x (-30% + 10%)] = $800.00

Example 5: The level of the Index Fund declines from the Initial Level of 44 to the Final Level of 0. Because the decline in the Index Fund from the Initial Level of 44 to the Final Level of 0 exceeds the Buffer Level of 10%, the investor will receive a payment at maturity of $100.00 per BUyS face amount calculated as follows:

Payment at maturity = $1,000.00 + [$1,000.00 x (-100.00% + 10%)] = $100.00

Selected Purchase Considerations

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THE APPRECIATION POTENTIAL OF THE BUYS IS LIMITED – You will not benefit from any appreciation of the Index Fund beyond the Index Fund Return Cap of between 47% and 56% (to be determined on the Trade Date), and therefore the maximum payment you can receive is between $1,940 and $2,120 (to be determined on the Trade Date) for each $1,000 face amount of BUyS. Because the BUyS are our senior obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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LIMITED PROTECTION AGAINST LOSS – Payment at maturity of the face amount of your BUyS is protected against a decline in the Final Level, as compared to the Initial Level, of up to the Buffer Level, subject to our ability to pay our obligations as they become due. If such decline is more than the Buffer Level of 10%, for every 1% decline beyond the Buffer Level, you will lose an amount equal to 1% of the face amount of your BUyS. For example, an Index Fund Return of -20% will result in a 10% loss of your initial investment.

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RETURN LINKED TO THE PERFORMANCE OF THE ISHARES® MSCI EAFE® INDEX FUND – The return on the BUyS is linked to the performance of the iShares® MSCI EAFE® Index Fund. The iShares® MSCI EAFE® Index Fund is an exchange-traded fund managed by iShares® Trust, a registered investment company. The iShares® Trust consists of numerous separate investment portfolios, including the iShares® MSCI EAFE® Index Fund. The iShares® MSCI EAFE® Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the European, Australasian and Far Eastern markets, as measured by the MSCI EAFE® Index (the “Index”). The iShares® MSCI EAFE® Index Fund trades on the NYSE under the ticker symbol “EFA.” It is possible that this fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI EAFE® Index due to the temporary unavailability of certain securities in the secondary markets, the performance of any derivative instruments contained in this fund, the fees and expenses of the Index Fund or due to other circumstances. This section is a summary only of the iShares® MSCI EAFE® Index Fund. For more information on the iShares Exchange Traded Funds, including information concerning calculation methodology and adjustment policy, please see the section entitled “The iShares Exchange Traded Funds – Methodology” in the accompanying underlying supplement no. 17 dated August 11, 2008. For more information on the MSCI EAFE® Index, please see the section entitled “The MSCI Indices – The MSCI EAFE® Index” in the accompanying underlying supplement no. 17 dated August 11, 2008.

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CERTAIN TAX CONSEQUENCES – You should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the BUyS are uncertain, we believe it is reasonable to treat the BUyS as prepaid financial contracts for U.S. federal income tax purposes. Based on current law, under this treatment you should not be required to recognize taxable income prior to the maturity of your BUyS, other than pursuant to a sale or exchange, and your gain or loss on the BUyS should be long-term capital gain or loss if you hold the BUyS for more than one year, subject to the potential application of the “constructive ownership” regime discussed below. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the BUyS, the timing and/or character of income on the BUyS might differ materially and adversely from the description herein. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or a court will agree with the tax treatment described in this term sheet and the accompanying product supplement.

Even if the treatment of the BUyS as prepaid financial contracts is respected, the BUyS could be treated as subject to the “constructive ownership” regime of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”). In that case, all or a portion of any long-term capital gain you would otherwise recognize on a sale, exchange or retirement of the BUyS would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” (which, although the matter is unclear, may equal the amount of long-term capital gain you would have recognized if you had invested the face amount of the BUyS sold, exchanged or retired in shares of the Index Fund on the issue date and sold those shares for their fair market value on the date your BUyS are sold, exchanged, or retired). Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the term you held the BUyS in question, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years.

On December 7, 2007, the Department of the Treasury (“Treasury”) and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the BUyS. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the BUyS, possibly with retroactive effect.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the BUyS.

For a discussion of certain German tax considerations relating to the BUyS, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. Both U.S. and non-U.S. holders should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of investing in the BUyS (including possible alternative treatments, the potential application of the “constructive ownership” regime, and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the BUyS involves significant risks. Investing in the BUyS is not equivalent to investing directly in the Index Fund or in any of the components of the Index Fund. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE BUYS IS PROTECTED ONLY TO THE EXTENT OF THE BUFFER LEVEL, SUBJECT TO OUR CREDITWORTHINESS – The BUyS do not guarantee any return of your initial investment in excess of $100 per $1,000 BUyS face amount. The return on the BUyS at maturity is linked to the performance of the Index Fund and will depend on whether, and the extent to which, the Index Fund Return is positive or negative. Your investment will be exposed to any decline in the Final Level, as compared to the Initial Level, beyond the Buffer Level. Accordingly, you could lose up to $900 for each $1,000 that you invest. Payment of any amount at maturity is subject to our ability to meet our obligations as they become due.

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THE RETURN ON YOUR BUYS IS LIMITED BY THE MAXIMUM RETURN – As a holder of the BUyS, you will not benefit from any appreciation of the Index Fund beyond the Index Fund Return Cap of between 47% and 56% (to be determined on the Trade Date). Consequently, the BUyS are subject to a Maximum Return of between 94% and 112% (to be determined on the Trade Date), and your payment at maturity will be limited to a maximum payment of between $1,940 and $2,120 for each $1,000 face amount of BUyS you hold, regardless of any further appreciation of the Index Fund, which may be significant.

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ASSUMING NO CHANGES IN MARKET CONDITIONS OR ANY OTHER RELEVANT FACTORS, THE MARKET VALUE OF THE BUYS ON THE SETTLEMENT DATE (AS DETERMINED BY DEUTSCHE BANK AG) WILL BE LESS THAN THE ORIGINAL ISSUE PRICE – While the payment at maturity described in this term sheet is based on the full face amount of your BUyS, the original issue price of the BUyS includes the agents’ commission and the cost of hedging our obligations under the BUyS through one or more of our affiliates. Therefore, the market value of the BUyS on the Settlement Date, assuming no changes in market conditions or other relevant factors, will be less than the original issue price. The inclusion of commissions and hedging costs in the original issue price will also decrease the price, if any, at which we will be willing to purchase the BUyS after the Settlement Date, and any sale on the secondary market could result in a substantial loss to you. Our hedging costs include the projected profit that we or our affiliates are expected to realize in consideration for assuming the risks inherent in managing the hedging transactions. The BUyS are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your BUyS to maturity.

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THE BUYS WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY – The BUyS will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intend to offer to purchase the BUyS in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the BUyS easily. Because other dealers are not likely to make a secondary market for the BUyS, the price at which you may be able to trade your BUyS is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the BUyS.

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NO COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the BUyS, you will not receive coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks underlying the Index Fund or holders of shares of the Index Fund would have.

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CURRENCY EXCHANGE RISK – The prices of the stocks underlying the Index are converted into U.S. dollars in calculating the level of the Index. As a result, the holders of the BUyS will be exposed to currency exchange risk with respect to each of the currencies in which the equity securities underlying the Index trade. Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may adversely affect the values of the component stocks underlying the Index, and the value of your BUyS.

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NON-U.S. SECURITIES MARKETS RISKS – The stocks included in the Index are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the BUyS.

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THE BUYS ARE SUBJECT TO OUR CREDITWORTHINESS — An actual or anticipated downgrade in our credit rating will likely have an adverse effect on the market value of the BUyS. The payment at maturity on the BUyS is subject to our creditworthiness.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE BUYS. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX FUND TO WHICH THE BUYS ARE LINKED OR THE MARKET VALUE OF THE BUYS – Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the BUyS, or express opinions or provide recommendations that are inconsistent with purchasing or holding the BUyS. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the BUyS. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the BUyS and the Index Fund to which the BUyS are linked.

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OUR ACTIONS AS CALCULATION AGENT AND OUR HEDGING ACTIVITY MAY ADVERSELY AFFECT THE VALUE OF THE BUYS – We and our affiliates play a variety of roles in connection with the issuance of the BUyS, including acting as calculation agent and hedging our obligations under the BUyS. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the BUyS.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE BUYS – In addition to the level of the Index Fund on any day, the value of the BUyS will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index Fund;

•	the time remaining to maturity of the BUyS;

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the dividend rate on the stocks held by the Index Fund (while not paid to holders of the securities, dividend payments on the stocks held by the Index Fund may influence the market price of the shares of the Index Fund and the market value of options on Index Fund shares and, therefore, affect the value of the securities);

•	the occurrence of certain events affecting the Index Fund that may or may not require an anti-dilution adjustment;

•	the market price and dividend rate on the component stocks underlying the Index Fund;

•	interest and yield rates in the market generally and in the markets of the component stocks underlying the Index Fund;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the composition of the Index Fund and any changes to the component stocks underlying it;

•	supply and demand for the BUyS; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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PAST PERFORMANCE OF THE INDEX FUND, THE INDEX OR OF THE COMPONENT SECURITIES HELD BY THE INDEX FUND IS NO GUIDE TO FUTURE PERFORMANCE – The actual performance of the Index Fund, the Index or of the component securities held by the Index Fund over the life of the securities, as well as the amount payable at maturity, may bear little relation to the historical levels of the Index Fund or of the component securities held by the Index Fund, and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Index Fund, of the Index or of the component securities held by the Index Fund.

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THE ANTI-DILUTION PROTECTION IS LIMITED – The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Index Fund. See “Description of Securities – Anti-Dilution Adjustments for Funds” in the accompanying product supplement. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Index Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the BUyS may be materially and adversely affected.

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ADJUSTMENTS TO THE ISHARES® MSCI EAFE® INDEX FUND OR TO THE MSCI EAFE® INDEX COULD ADVERSELY AFFECT THE VALUE OF THE SECURITIES – Barclays Global Fund Advisors (“BGFA”) is the investment advisor to the iShares® MSCI EAFE® Index Fund, which seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of the MSCI EAFE® Index. The stocks included in the MSCI EAFE® Index are selected by MSCI Inc. (“MSCI”), the publisher of the MSCI EAFE® Index. The MSCI EAFE® Index is calculated and published by MSCI. MSCI can add, delete or substitute the stocks underlying the MSCI EAFE® Index, which could change the value of the MSCI EAFE® Index. Pursuant to its investment strategy or otherwise, BGFA may add, delete, or substitute the stocks composing the iShares® MSCI EAFE® Index Fund. Any of these actions could cause or contribute to large movements in the prices of the component securities held by the iShares® MSCI EAFE® Index Fund, which could cause the price of Index Fund shares to close below the Buffer Level, in which case for every 1.00% decline beyond the Buffer Level, you will lose an amount equal to 1.00% of the face amount of your securities.

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THE ISHARES® MSCI EAFE® INDEX FUND AND THE MSCI EAFE® INDEX ARE DIFFERENT – The performance of the iShares® MSCI EAFE® Index Fund may not exactly replicate the performance of the MSCI EAFE® Index because the iShares® MSCI EAFE® Index Fund will reflect transaction costs and fees that are not included in the calculation of the MSCI EAFE® Index. It is also possible that the iShares® MSCI EAFE® Index Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI EAFE® Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund or due to other circumstances. BGFA may invest up to 10% of the iShares® MSCI EAFE® Index Fund’s assets in futures contracts, options on futures contracts, other types of options, and swaps related to the Index as well as cash and cash equivalents, including shares of money market funds advised by BGFA or its affiliates. The iShares® MSCI EAFE® Index Fund may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to the MSCI EAFE® Index and in managing cash flows.

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THERE IS NO AFFILIATION BETWEEN THE INDEX FUND AND US, AND WE ARE NOT RESPONSIBLE FOR ANY DISCLOSURE BY THE INDEX FUND – We are not affiliated with the Index Fund or the issuers of the component securities held by the Index Fund or underlying the Index. However, we and our affiliates may currently or from time to time in the future engage in business with many of the issuers of the component securities held by the Index Fund or underlying the Index. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the component securities held by the Index Fund or the component stocks underlying the Index or any of the issuers of the component securities held by the Index Fund or underlying the Index. You, as an investor in the BUyS, should make your own investigation into the component securities held by the Index Fund or underlying the Index and the issuers of the component securities held by the Index Fund or underlying the Index. Neither the Index Fund nor any of the issuers of the component securities held by the Index Fund or underlying the Index are involved in this offering of your BUyS in any way and none of them has any obligation of any sort with respect to your BUyS. Neither the Index Fund nor any of the issuers of the component securities held by the Index Fund or underlying the Index has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your BUyS.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN A BUYS ARE UNCLEAR – There is no direct legal authority regarding the proper U.S. federal income tax treatment of the BUyS, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the BUyS are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment of the BUyS as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the BUyS, the timing and/or character of income thereon might differ materially and adversely from the description herein. Even if the treatment of the BUyS as prepaid financial contracts is respected, the BUyS could be treated as subject to the “constructive ownership” regime of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize on a sale, exchange or retirement of the BUyS would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain,” and an interest charge would apply with respect to the deemed tax liability that would have been incurred if such income had accrued at a constant yield over the period you held the BUyS. As described above under “Certain Tax Consequences,” on December 7, 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the BUyS. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the BUyS, possibly with retroactive effect. Both U.S. and non-U.S. holders should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences,” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the BUyS (including possible alternative treatments, the potential application of the “constructive ownership” regime, and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The BUyS may be suitable for you if:

•	You seek an investment with a return linked to the performance of an equity index fund;

•	You are willing to invest in the BUyS based on the Participation Rate, indicated Index Fund Return Cap (the actual Index Fund Return Cap will be set on the Trade Date) and Buffer Level;

•	You are willing to lose up to 90% of your initial investment, subject to our creditworthiness;

•	You are willing and able to hold the BUyS to maturity;

•	You are willing to accept our credit risk; and

•	You do not seek current income from this investment.

The BUyS may not be suitable for you if:

•	You do not seek an investment with exposure to the equity index fund;

•	You are unwilling or unable to hold the BUyS to maturity;

•	You seek an investment that is protected against the loss of your initial investment beyond the Buffer Level;

•	You are not willing to be exposed to our credit risk;

•	You seek current income from your investments; or

•	You seek an investment for which there will be an active secondary market.

Historical Information

The following graph sets forth the historical performance of the Index Fund based on the daily Index Fund closing levels from January 1, 2003 through October 30, 2008. The Index Fund closing level on October 30, 2008 was 44.28. We obtained the Index Fund closing levels below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of the Index Fund should not be taken as an indication of future performance, and no assurance can be given as to the Final Level of the Index Fund. We cannot give you assurance that the performance of the Index Fund will result in the return of your initial investment in excess of the Buffer Level.

Supplemental Underwriting Information

Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas, acting as agents for Deutsche Bank AG, will not receive a commission in connection with the sale of the BUyS. Deutsche Bank Securities Inc. and other agents may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 BUyS face amount. Deutsche Bank Securities Inc. may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 BUyS face amount. See “Underwriting” in the accompanying product supplement.

Settlement

We expect to deliver the BUyS against payment for the BUyS on the settlement date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to transact in securities that are to be issued more than three business days after the Trade Date will be required to specify alternative settlement arrangements to prevent a failed settlement.